UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2019

Solei Systems, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-55987	20-1801530
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

206 N. Washington Street, Suite 100, Alexandria, VA 22314

(address of principal executive offices) (zip code)

(844) 726-6965

(registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

As previously reported in the Company’s Current Report on Form 8-K filed with the Commission on January 15, 2019, on January 7, 2019, we entered into a binding letter of intent (the “LOI”) with KB Medical Systems, LLC (“KB”) which set forth the preliminary terms and conditions of the proposed acquisition of the assets of KB by Solei Systems, Inc. (“SOLI” or the “Company”) , free and clear of all debts, liabilities and claims of any creditor of or claimant against KB Medical Systems, LLC, except as expressly listed on Schedule “1” or as otherwise agreed by the parties at Closing.

On February 20, 2019, after further due diligence and negotiations, SOLI and KB entered into a definitive Asset Acquisition Agreement (the “Agreement”), which replaces and supersedes the LOI, and the terms of the Agreement are summarized below.

The consideration for the Acquisition shall be $2,000,000, made up of (i) that number of shares of unregistered and restricted common stock of Buyer with a value at Issuance of $1,000,000 (“SOLI Shares”) plus (ii) cash consideration of $1,000,000 (USD), as hereafter provided. The total stock consideration shall be issued by SOLI to Seller or its designees on the date which is six (6) months after Closing. The SOLI Shares shall be valued based on the five (5) day trailing average closing bid price of SOLI common shares on the trading market on which said shares are trading at the time of issuance. The total cash consideration shall be payable in the amount of $1,000,000 in good funds at Closing.

The preparations for Closing the transaction contemplated by this Agreement shall take place immediately upon the full execution of the Agreement and the satisfaction of all conditions, specifically the delivery of all required documents, or at such other time and place as the Parties mutually agree, but no later than April 15, 2019.

It is the intention of KB and SOLI that the acquisition will be undertaken through the issuance of common shares of SOLI to KB in a transaction that qualifies for non-recognition treatment under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code. It is currently contemplated that the Acquisition will consist of the acquisition of all of the business, assets and subsidiaries of KB Medical Systems, LLC, including CareClix, except for any assets expressly to be excluded from the Acquisition as listed on Schedule “2”, free and clear of any claims, debts, security interests, pledges or other liabilities of any kind of KB other than those listed on Schedule “1” (the Liabilities”) and shall be approved by KB and the members of KB, in exchange for the Stock.

In addition to the other conditions to Closing specified in the Agreement, the following will be conditions to proceeding with the Acquisition: (i) delivery of the Consideration to KB Medical Systems free of Liabilities; (ii) completion of the Acquisition and transfer of the Assets to the newly formed subsidiary of SOLI, including all required regulatory compliance; and (iii) completion of due diligence to the satisfaction of the Company. In addition, the Definitive Agreement will include provisions for the following conditions, as hereafter agreed by the parties:

a)       Seller shall have obtained the $1,000,000 cash consideration portion of the Consideration as provided herein and the common shares of SOLI shall be admitted for trading on the OTC Markets Pink Sheets or such other equivalent trading market as Buyer and Seller shall mutually agree at or prior to Closing.

b)       Seller shall have reserved the SOLI Shares, which shall have a value equal to $1,000,000 as determined by the trading market agreed to by the Parties, for issuance to Seller as provided in this Agreement.

c)        Performance of Obligations of Buyer. Buyer shall have performed all agreements and covenants required to be performed by it under this Agreement prior to the Closing, except for breaches that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

d)       There shall be and have been no material adverse change in the operating results of the business of Buyer between the date of this Agreement and the Closing.

e)       John Korangy and Simon Kim shall have received an employment agreement (“Employment Agreement”) from Buyer in a form satisfactory to the terms as set forth in those certain letter agreements dated February 20, 2019 between Buyer and Korangy, Buyer and Kim.

 The foregoing is a summary of the terms of the Agreement and is qualified in its entirety by the Agreement attached hereto and incorporated herein as Exhibit 10.1.

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Item 9.01	Financial Statements and Exhibits.

(d) Exhibits: The following exhibits are filed with this report:

Exhibit No.	Description
10.1	Asset Acquisition Agreement dated February 20, 2019 between Solei Systems, Inc. and KB Medical Systems, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2019	Solei Systems, Inc.

	By:	/s/ Charles O. Scott
Name: Charles O. Scott
Title: CEO

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